UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)     March 2, 2009
PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code ccodecode (314) 342-3400
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1

Item 1.01. Entry Into a Material Definitive Agreement.
     On March 2, 2009, Peabody Energy Corporation (the “Company”) entered into an indemnification agreement (the “Agreement”) with M. Frances Keeth, who was appointed to the Company’s Board of Directors (the “Board”) on March 2, 2009 (see Item 5.02(d) below). The Agreement is identical to the indemnification agreements with all other directors and certain senior executive officers of the Company.
     Pursuant to the Agreement, to the fullest extent permitted by Delaware law, the Company will indemnify Mrs. Keeth against any action, suit or proceeding by reason of the fact that she is or was or has agreed to serve as a director, officer, employee or agent of the Company, or to serve at the request of the Company as a director, officer, employee or agent of another entity, including any action alleged to have been taken or omitted in such capacity. The indemnification extends to any threatened, pending or completed action, whether civil, criminal, administrative or investigative, and covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred. The indemnification is subject to various terms and conditions, and will only be provided if she acted in good faith and in a manner she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe her conduct was unlawful. Subject to various terms and conditions, the Agreement also provides for advancement of expenses, including attorneys’ fees, incurred in defending any action, suit or proceeding, as well as contribution in circumstances in which indemnification is held by a court to be unavailable. The foregoing description is only a summary of certain provisions of the Agreement, and is qualified in its entirety by reference to the Agreement itself, which is filed as Exhibit 10.1 hereto and which is incorporated by reference herein.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) On March 2, 2009, the Board, upon recommendation of the Board’s Nominating and Corporate Governance Committee, appointed M. Frances Keeth to fill a vacancy on the Board. Mrs. Keeth will stand for re-election to the Board at the Company’s 2009 Annual Meeting of Shareholders. The Board has not yet determined the committee(s) of the Board to which Mrs. Keeth will be named.
     There is no arrangement or understanding between Mrs. Keeth and any other persons pursuant to which she was selected as a director. Since the beginning of the Company’s last fiscal year through the present, there have been no transactions with the Company, and there are currently no proposed transactions with the Company in which the amount involved exceeds $120,000 and in which Mrs. Keeth had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.
     Mrs. Keeth will receive compensation as a non-employee director in accordance with the Company’s non-employee director compensation practices. Annual compensation of non-employee directors is currently comprised of cash compensation, consisting of annual board and committee retainers, and equity compensation, consisting of deferred stock unit awards. Each of these components is described in more detail below.
     Non-employee directors receive an annual cash retainer of $85,000. Non-employee directors who serve on more than one committee receive an additional annual $10,000 cash retainer. The Audit Committee Chairperson receives an additional annual $15,000 cash retainer, and the other Audit Committee members receive additional annual $5,000 cash retainers. The Chairpersons of the Compensation and Nominating & Corporate Governance Committees each receive an additional annual $10,000 cash retainer. Directors do not receive meeting attendance fees. The Company pays travel and accommodation expenses of directors to attend meetings and other corporate functions.
     Non-employee directors receive annual equity compensation valued at $90,000, awarded in deferred stock units (based on the fair market value of the Company’s Common Stock on the date of grant). The deferred stock unit awards vest on the first anniversary of the date of grant and are converted into shares on the specified distribution date elected by each non-employee director. In the event of a change in control of the Company (as defined in the Company’s Long-Term Equity Incentive Plan), any unvested deferred stock units will vest. The deferred stock unit awards also provide for vesting in the event of death or disability or separation from service due to the non-employee director reaching the end of his or her elected term and either (a) being ineligible to run for an additional term on the Board as a result of reaching age seventy-five (75) or (b) having completed three years of service as a non-employee director and the current Board term for which he or she was elected.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Indemnification Agreement dated as of March 2, 2009 by and between Peabody Energy Corporation and M. Frances Keeth.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION
March 2, 2009	By:	/s/ Kenneth L. Wagner
		Name:	Kenneth L. Wagner
		Title:	Vice President, Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Indemnification Agreement dated as of March 2, 2009 by and between Peabody Energy Corporation and M. Frances Keeth.

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